                                                                   EXHIBIT 10.45

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                              AMENDED AND RESTATED
                               SUBLEASE AGREEMENT




                                    between


              KOONS DEVELOPMENT CO., A FLORIDA GENERAL PARTNERSHIP

                                   (Landlord)


                                      and


                    KOONS FORD, INC., A FLORIDA CORPORATION

                                    (Tenant)





HOLLYWOOD - - 441




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                                LEASE AGREEMENT
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1        LEASE OF PROPERTY  . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.1      Premises Leased . . . . . . . . . . . . . . . . . .  1
         Section 1.2      Premises Defined  . . . . . . . . . . . . . . . . .  1
         Section 1.3      Habendum  . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.4      Amendment and Restatement of Prior Sub-Lease  . . .  1
         Section 1.5      Sublease Agreement  . . . . . . . . . . . . . . . .  1

ARTICLE 2        TERM OF LEASE  . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 2.1      Initial Term and Commencement . . . . . . . . . . .  1
         Section 2.2      Lease Year  . . . . . . . . . . . . . . . . . . . .  1
         Section 2.3      Lease Month . . . . . . . . . . . . . . . . . . . .  2
         Section 2.4      Renewal Term  . . . . . . . . . . . . . . . . . . .  2

ARTICLE 3        RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 3.1      Base Rent . . . . . . . . . . . . . . . . . . . . .  2
         Section 3.2      Additional Rent and Rent  . . . . . . . . . . . . .  2
         Section 3.3      Payment of Rent . . . . . . . . . . . . . . . . . .  3
         Section 3.4      Late Charge . . . . . . . . . . . . . . . . . . . .  3
         Section 3.5      Adjustment to Rent for Ford Improvements  . . . . .  3
         Section 3.6      Change of Facility Use. . . . . . . . . . . . . . .  3

ARTICLE 4        TAXES; UTILITIES . . . . . . . . . . . . . . . . . . . . . .  3
         Section 4.1      Impositions Defined . . . . . . . . . . . . . . . .  3
         Section 4.2      Tenant's Obligations  . . . . . . . . . . . . . . .  4
         Section 4.3      Tax Contest . . . . . . . . . . . . . . . . . . . .  4
         Section 4.4      Evidence Concerning Impositions . . . . . . . . . .  4
         Section 4.5      Utilities . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 5        IMPROVEMENTS . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 5.1      Alterations . . . . . . . . . . . . . . . . . . . .  4
         Section 5.2      Mechanic's and Materialmen's Liens  . . . . . . . .  5
         Section 5.3      Ownership of Improvements . . . . . . . . . . . . .  5
         Section 5.4      Asbestos  . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 6        USE, ENVIRONMENTAL, MAINTENANCE, AND REPAIRS . . . . . . . .  6
         Section 6.1      Use . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 6.2      Environment . . . . . . . . . . . . . . . . . . . .  6
         Section 6.3      Maintenance and Repairs . . . . . . . . . . . . . .  9
         Section 6.4      Americans with Disabilities Act . . . . . . . . . . 10

ARTICLE 7        INSURANCE AND INDEMNITY  . . . . . . . . . . . . . . . . . . 11
         Section 7.1      Building Insurance  . . . . . . . . . . . . . . . . 11
         Section 7.2      Liability Insurance . . . . . . . . . . . . . . . . 11
         Section 7.3      Policies  . . . . . . . . . . . . . . . . . . . . . 11
         Section 7.4      Tenant's Indemnity  . . . . . . . . . . . . . . . . 12
         Section 7.5      Landlord's Indemnity  . . . . . . . . . . . . . . . 12
         Section 7.6      Subrogation . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 8        CASUALTY; CONDEMNATION . . . . . . . . . . . . . . . . . . . 13
         Section 8.1      Tenant's Obligation to Restore  . . . . . . . . . . 13
         Section 8.2      Restoration and Deposit of Funds  . . . . . . . . . 14
         Section 8.3      Notice of Damage  . . . . . . . . . . . . . . . . . 15
         Section 8.4      Total Taking  . . . . . . . . . . . . . . . . . . . 15
         Section 8.5      Partial Taking  . . . . . . . . . . . . . . . . . . 16
         Section 8.6      Temporary Taking  . . . . . . . . . . . . . . . . . 16
         Section 8.7      Notice of Taking, Cooperation . . . . . . . . . . . 16

ARTICLE 9        TENANT'S FINANCING . . . . . . . . . . . . . . . . . . . . . 16
         Section 9.1      Tenant's Right to Encumber  . . . . . . . . . . . . 16
         Section 9.2      Tenant's Mortgage . . . . . . . . . . . . . . . . . 17

ARTICLE 10       WARRANTY OF TITLE AND PEACEFUL POSSESSIONAND LANDLORD'S
                 FINANCING  . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 10.1     Warranty As to Encumbrances . . . . . . . . . . . . 18
         Section 10.2     Landlord's Mortgage . . . . . . . . . . . . . . . . 19
         Section 10.3     Representations of Landlord . . . . . . . . . . . . 19

ARTICLE 11       DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . 21
         Section 11.1     Default . . . . . . . . . . . . . . . . . . . . . . 21
         Section 11.2     Remedies  . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 12       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . 23
         Section 12.1     Notices.  . . . . . . . . . . . . . . . . . . . . . 23
         Section 12.2     Performance of Other Party's Obligations  . . . . . 23
         Section 12.3     Modification and Non-Waiver . . . . . . . . . . . . 24
         Section 12.4     Governing Law . . . . . . . . . . . . . . . . . . . 24
         Section 12.5     Number and Gender; Captions; References . . . . . . 24
         Section 12.6     CPI . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 12.7     Estoppel Certificate  . . . . . . . . . . . . . . . 24
         Section 12.8     Severability  . . . . . . . . . . . . . . . . . . . 25
         Section 12.9     Attorney Fees . . . . . . . . . . . . . . . . . . . 25
         Section 12.10    Surrender of Premises; Holding Over . . . . . . . . 25
         Section 12.11    Relation of Parties . . . . . . . . . . . . . . . . 25
         Section 12.12    Force Majeure . . . . . . . . . . . . . . . . . . . 25
         Section 12.13    Non-Merger  . . . . . . . . . . . . . . . . . . . . 25
         Section 12.14    Entireties  . . . . . . . . . . . . . . . . . . . . 25
         Section 12.15    Recordation . . . . . . . . . . . . . . . . . . . . 26

         Section 12.16    Successors and Assigns  . . . . . . . . . . . . . . 26
         Section 12.17    Landlord's Joinder  . . . . . . . . . . . . . . . . 26
         Section 12.18    No Third Parties Benefitted . . . . . . . . . . . . 26
         Section 12.19    Survival  . . . . . . . . . . . . . . . . . . . . . 26
         Section 12.20    Perpetuities  . . . . . . . . . . . . . . . . . . . 26
         Section 12.21    Transfer of Landlord's Interest . . . . . . . . . . 26
         Section 12.22    Tenant's Right To Assign  . . . . . . . . . . . . . 26
         Section 12.23    Past Due Amounts  . . . . . . . . . . . . . . . . . 27
         Section 12.24    Independent Counsel . . . . . . . . . . . . . . . . 27
         Section 12.25    Cooperation with Landlord's Lender. . . . . . . . . 27
         Section 12.26    Receipt and Acknowledgment of Seminole Lease. . . . 27
         Section 12.27    Fulfillment of Lessee's Obligation under the
                          Seminole Lease. . . . . . . . . . . . . . . . . . . 27
         Section 12.28    Certain Rights of Tenant Regarding the Seminole Leas27


ARTICLE 13       OPTION TO PURCHASE LEASEHOLD . . . . . . . . . . . . . . . . 28
         Section 13.1     Right of First Refusal  . . . . . . . . . . . . . . 28
         Section 13.2     Option  . . . . . . . . . . . . . . . . . . . . . . 29
         Section 13.3     Specific Performance . . . . . . . . . . . . . . . .31

ARTICLE 14       ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . 31
         Section 14.1     Arbitration Provisions  . . . . . . . . . . . . . . 31

ARTICLE 15       SUBORDINATION AND ATTORNMENT . . . . . . . . . . . . . . . . 32
         Section 15.1     Subordination . . . . . . . . . . . . . . . . . . . 32
         Section 15.2     Attornment  . . . . . . . . . . . . . . . . . . . . 32
         Section 15.3     Radon Gas Disclosure  . . . . . . . . . . . . . . . 32

EXHIBITS

EXHIBIT A        Description of Land
EXHIBIT B        Exceptions to Title to Land

                    AMENDED AND RESTATED SUBLEASE AGREEMENT

         This Amended and Restated Sublease Agreement ("LEASE") is entered into as of the 16th day of March, 1998, between KOONS DEVELOPMENT CO., A FLORIDA GENERAL PARTNERSHIP as ("LANDLORD"), and KOONS FORD, INC., A FLORIDA CORPORATION ("TENANT").

                                   ARTICLE 1
                               LEASE OF PROPERTY

         SECTION 1.1 PREMISES LEASED. Landlord subleases to Tenant, and Tenant leases from Landlord the real property and premises described on EXHIBIT A (the "LAND"), including but not limited to all of the rights, interests, estates, and appurtenances thereto, all improvements thereon, and all other rights, titles, interests, and estates, if any, in adjacent streets and roads.

         SECTION 1.2 PREMISES DEFINED. All of the Land, properties, rights, estates, appurtenances, and interests leased to Tenant pursuant to
Section 1.1, together with all improvements now or hereafter constructed thereon, are hereinafter collectively referred to as the "PREMISES".

         SECTION 1.3 HABENDUM. To have and to hold the Premises, together with all and singular the rights, privileges, and appurtenances thereunto attaching or in anywise belonging, exclusively unto Tenant, its successors and assigns, upon the terms and conditions set forth herein and subject to the matters set forth on EXHIBIT B.

         SECTION 1.4 AMENDMENT AND RESTATEMENT OF PRIOR SUB-LEASE. The Premises was previously subject to a lease agreement by and between Landlord and Tenant. This agreement shall constitute an Amended and Restated Sublease Agreement amending and restating the existing sublease.

         SECTION 1.5 SUBLEASE AGREEMENT. This is a Sublease Agreement. The property being subleased herein is subject to a Business Lease in favor of The Seminole Tribe of Florida dated December 15, 1978 (as supplemented) (the "SEMINOLE LEASE"). References hereinafter to the Landlord shall refer to Koons Development Co., a Florida General Partnership. References hereinafter to the Tenant shall refer to Koons Ford, Inc., a Florida Corporation. The primary Landlord, The Seminole Tribe of Florida, shall be referred to by name.

                                   ARTICLE 2
                                 TERM OF LEASE

         SECTION 2.1 INITIAL TERM AND COMMENCEMENT. The initial term ("INITIAL TERM") of this Lease shall commence on the date hereof ("COMMENCEMENT DATE") and unless sooner terminated pursuant to the terms of this Lease, the initial term of this Lease shall expire on the "EXPIRATION DATE" (herein so called), which shall be (i) the last day of the one hundred twentieth (120th) Lease Month from and after the first day of the calendar month following the Commencement Date.

         SECTION 2.2 LEASE YEAR. A "LEASE YEAR" shall mean a twelve (12) Lease Month period commencing with the first day of the calendar month following the Commencement Date or any anniversary date thereof.

         SECTION 2.3 LEASE MONTH. A "LEASE MONTH" shall mean a period of time during the term of this Lease commencing the first day of the calendar month and ending on the last day of the calendar month. The first Lease Month shall begin on the first day of the calendar month following the Commencement Date.

         SECTION 2.4      RENEWAL TERM.

         (a) If on the Expiration Date and the date Tenant notifies Landlord of its intention to renew the term of this Lease (as provided below),
(i) Tenant has not been given notice of default under this Lease based upon a Default as hereinafter defined, and (ii) this Lease is in full force and effect, then Tenant, shall have and may exercise an option to renew this Lease for four (4) additional terms (each, a "RENEWAL TERM") of five (5) years each, upon the same Rent (hereinafter defined), as adjusted pursuant to the terms of
Section 3.1, and other terms and conditions contained in this Lease. Whenever used in this Lease, "TERM", unless modified or specifically noted otherwise in the applicable context, shall mean the Initial Term together with each Renewal Term to the extent Tenant has exercised any option with respect to any Renewal Term.

         (b) If Tenant desires to renew this Lease, Tenant must notify Landlord in writing of its intention to renew on or before the date which is at least six (6) months but no more than twelve (12) months prior to the Expiration Date or the expiration date of any Renewal Term, as the case may be.

                                   ARTICLE 3
                                      RENT

         SECTION 3.1 BASE RENT. Subject to the terms and provisions contained in this Section 3.1, Tenant shall pay Landlord monthly "BASE RENT" (herein so called) of Sixty-Two Thousand Five Hundred and no/100 Dollars ($62,500.00), in advance on or before the first day of each Lease Month during the Term, subject to adjustment as hereafter provided. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of one thirtieth (1/30th) of the monthly Base Rent for each day of such month. If the CPI on any Adjustment Date shall be greater than the CPI for the Commencement Date, monthly Base Rent commencing on the Adjustment Date shall be adjusted to be the original monthly Base Rent specified in this Section 3.1 plus an amount equal to one-half (1/2) of the product obtained by multiplying: (i) the original monthly Base Rent specified in this Section 3.1 by (ii) the percentage increase in the CPI from the Commencement Date through the January 1st prior to the Adjustment Date. "ADJUSTMENT DATE" shall be the first day of the first Lease Month of each Renewal Term. The term "CPI" shall have the meaning specified therefor in
Section 12.6.

                 Tenant shall also pay at the same times and places as the rental installments such Florida State Sales Tax, other such applicable taxes due on rentals and all other sums due hereunder either city, state, county or federal as may be in effect from time to time.

         SECTION 3.2 ADDITIONAL RENT AND RENT. All amounts required to be paid by Tenant under the terms of this Lease, other than Base Rent, are herein from time to time collectively referred to as "ADDITIONAL RENT." Base Rent and Additional Rent are herein collectively referred to as "RENT."

         SECTION 3.3 PAYMENT OF RENT. Base Rent shall be payable to Landlord at the original or changed address of Landlord as set forth in Section
12.1 or to such other persons or at such other addresses in the United States of America as Landlord may designate from time to time in writing to Tenant; however, if Tenant receives notice of a default under the Landlord's Financing (defined below), then Tenant shall have the right, but not the obligation, to pay to Landlord's Financing Lender (defined below) any sums due and owing on such Landlord's Financing and all such payments by Tenant shall reduce the amount of Rent owing to Landlord. Additional Rent shall be paid as herein set forth.

         SECTION 3.4 LATE CHARGE. Any rent or other sum which is not paid within fifteen (15) days after the date due shall bear interest at the Default Rate from the date when the same is payable under the terms of this Lease until the same shall be paid.

         SECTION 3.5 ADJUSTMENT TO RENT FOR FORD IMPROVEMENTS. Landlord and Tenant recognize that Ford Leasing or its related entities ("FORD") may from time to time require that structural improvements to the Premises be made as a condition to the continuation of a Ford Dealership upon the Premises. In the event that Ford requires that such structural improvements be made to the Premises, Landlord shall, at its expense, construct such improvements. The Base Rent due pursuant to Section 3.1 hereinabove shall be increased by an amount equal to the costs of the improvements required by Ford, amortized over a fifteen (15) year period. The new Base Rent shall commence effective the next monthly period following the completion of the required improvements.

         SECTION 3.6 CHANGE OF FACILITY USE. The principals of Landlord and Tenant are presently pursuing the possible relocation of the dealership currently operating from the Premises. Should such relocation occur, alternate operations for the Premises will be required following vacation. In the event the revenues derived from the new operation are such that the funds available for payment of Base Rent are less than those resulting from the operation of the business at the Premises as of the Commencement Date, then, in such event, the Base Rent shall be reduced proportionately in a manner consistent with the relationship that the Base Rent paid prior to such relocation bears to the revenues derived from current operations on the Premises and the revenues derived following the placement of the new business operation at the Premises. In no event shall the Base Rent payable by Tenant be less than the debt service attributable to the Premises, provided the principal amount of any debt so serviced shall not increase during the term of the Lease.

                                   ARTICLE 4
                                TAXES; UTILITIES

         SECTION 4.1 IMPOSITIONS DEFINED. "IMPOSITIONS" means all real estate and ad valorem taxes, and associated levies, including penalties levied for failure of Tenant to pay any of same in a timely manner, which shall or may during the Term be assessed, levied or imposed by any Governmental Authority (defined below) upon (a) the Premises or any part thereof, (b) the buildings or improvements now or hereafter comprising a part thereof, the appurtenances thereto or the sidewalks, streets, or vaults adjacent thereto. Impositions shall not include any income tax, capital levy, estate, succession, inheritance or transfer taxes, or similar tax of Landlord; any franchise tax imposed upon any owner of the fee of the Premises; or any income, profits, or revenue tax, assessment, or charge imposed upon the rent or other benefit received by Landlord under this Lease by any municipality, county, state, the United States of America, or any other governmental body, subdivision, agency, or authority (all of such foregoing governmental bodies are collectively referred to herein as "GOVERNMENTAL AUTHORITIES").

         SECTION 4.2 TENANT'S OBLIGATIONS. During the Term, Tenant will pay all Impositions before they become delinquent. Impositions that are payable by Tenant for the tax year in which this Lease commences as well as during the year in which the Term ends shall be apportioned so that Tenant shall pay its share of the Impositions payable by Tenant for the portion of such Taxes allocable to the portion of such year occurring during the Term. Where any Imposition that Tenant is obligated to pay may be paid pursuant to law in installments, Tenant may pay such Imposition in installments as and when such installments become due. Tenant shall, if so requested, deliver to Landlord evidence of payment of all Impositions Tenant is obligated to pay hereunder, concurrently with the making of such payment.

         SECTION 4.3 TAX CONTEST. Tenant may, at its expense, contest the validity or amount of any Imposition for which it is responsible, in which event the payment thereof may be deferred, as permitted by law, during the pendency of such contest, if diligently prosecuted. Landlord shall cooperate with Tenant in connection with any such contest but Landlord shall not be required to spend any sums or incur any liability in cooperating with Tenant. All taxes must be paid prior to the date they become delinquent. In the event that the property subject to this Agreement is encumbered by financing, the Tenant shall pay all taxes within the time frame established by such lender.

         SECTION 4.4 EVIDENCE CONCERNING IMPOSITIONS. The certificate, advice, bill, or statement issued or given by the appropriate officials authorized by law to issue the same or to receive payment of any Imposition of the existence, nonpayment, or amount of such Imposition shall be prima facie evidence for all purposes of the existence, nonpayment, or amount of such Imposition.

         SECTION 4.5 UTILITIES. Tenant shall pay all charges for gas, electricity, light, heat, air conditioning, power, telephone, and other communication services, and all other utilities and similar services rendered or supplied to the Premises, and all water, refuse, sewer service charges, or other similar charges levied or charged against, or in connection with, the Premises.

                                   ARTICLE 5
                                  IMPROVEMENTS

         SECTION 5.1 ALTERATIONS. At any time and from time to time during the Term, Tenant may perform such alteration, renovation, repair, refurbishment, and other work (herein such matters being collectively called the "ALTERATIONS") with regard to any Improvements as Tenant may elect. All buildings, structures, and other improvements located at any time on the Land are herein called the "IMPROVEMENTS." Any and all alterations, renovation, repair, refurbishment, or other work with regard thereto shall be performed, in accordance with the following "CONSTRUCTION STANDARDS" herein so referenced):
(i) All such construction or work shall be performed in a good and workmanlike manner in accordance with good industry practice for the type of work in question; (ii) All such construction or work shall be done in compliance with all applicable building codes, ordinances, and other laws or regulations of Governmental Authorities having jurisdiction; (iii) Tenant shall have obtained and shall maintain in force and effect the insurance coverage required in
Article 7 with respect to the type of construction or work in question; (iv) After commencement, such construction or work shall be prosecuted with due diligence to its completion; and (v) With the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed and shall be deemed given if a request is not approved or denied within thirty (30) days after notice, no Alteration shall be made which (x) involves any material repairs or modifications to the structural portions of the Premises, or (y) would impair the market value, structural integrity or usefulness of the Premises for the purposes for which the same are presently being used.

         SECTION 5.2 MECHANIC'S AND MATERIALMEN'S LIENS. Tenant shall have no right, authority, or power to bind Landlord or any interest of Landlord in the Premises for any claim for labor or for material or for any other charge or expense incurred in construction of any Improvements or performing any alteration, renovation, repair, refurbishment, or other work with regard thereto, nor to render Landlord's interest in the Premises liable for any lien or right of lien for any labor, materials, or other charge or expense incurred in connection therewith, and Tenant shall in no way be considered as the agent of Landlord in the construction, erection, or operation of any such Improvements. If any liens or claims for labor or materials supplied or claimed to have been supplied to the Premises shall be filed against the interest of the Landlord, Tenant shall promptly pay or bond such liens to Landlord's reasonable satisfaction or otherwise obtain the release or discharge thereof.

         SECTION 5.3 OWNERSHIP OF IMPROVEMENTS. During the Term all currently existing Improvements shall be solely the property of Landlord. All other Improvements created by Alterations which may be added by Tenant (which do not constitute replacements of existing Improvements) shall be the property of Tenant, but at the end of the Term, all then-existing Improvements shall be the property of Landlord. However, upon expiration or earlier termination of this Lease, Tenant shall have the right to remove all trade fixtures, movable equipment, furniture, furnishings and other personal property located in the Premises and other items not permanently attached to the Premises provided that Tenant repairs any damages caused by the removal of such items. Nothing hereinabove withstanding to the contrary, any lifts or hydraulics installed upon the Premises by Tenant, whether as an original installation or replacement, shall remain on the Premises and shall become the property of the Landlord.

         SECTION 5.4 ASBESTOS. Landlord shall remain fully liable and responsible for any asbestos and any other Hazardous Substances as hereinafter defined present on any portion of the Premises prior to the Commencement Date of this Lease even if such asbestos is in an unfriable or undisturbed state on the Commencement Date of this Lease and Tenant thereafter disturbs such Materials in any manner including, without limitation, in connection with any Alterations performed by Tenant on the Premises. If Tenant intentionally disturbs or causes to be disturbed by any contractor or other party any asbestos presently located on the Premises of which Tenant has actual knowledge, then any such disturbance of such asbestos shall only be done in accordance with all laws, regulations, ordinances, or requirements of any Governmental Authority having jurisdiction in the Premises including, without limitation, those which govern the disposition of Hazardous Materials. Any expenses associated with correction of such disturbance caused by the Tenant or its contractors shall be borne by the Tenant.

                                   ARTICLE 6
                  USE, ENVIRONMENTAL, MAINTENANCE, AND REPAIRS

         SECTION 6.1      USE.

         Subject to the terms and provisions hereof, Tenant may use and enjoy the Premises for the sale, lease, trade, repair or service of motor or other vehicles and other uses normally associated therewith including, without limitation, the sale of parts and services. Without limiting the generality of the foregoing, the provisions relating to use of the Premises shall be broadly construed to encompass all uses normally associated with premises occupied by automobile, boat and recreational vehicle dealerships. Tenant shall not use or occupy, permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises in a manner which would constitute a public or private nuisance, or which would violate any laws, regulations, ordinances, or requirements of any Governmental Authority having jurisdiction in the Premises including, without limitation, those which relate to Hazardous Materials. Tenant shall make no use of the Premises which violates the terms of the Seminole Lease or restrictions imposed by Landlord's Financing Lender, as hereinafter defined, which are listed on EXHIBIT B hereto. Landlord hereby represents and warrants to Tenant that the uses set forth in this Section 6.1 do not violate any of the terms or provisions of the Seminole Lease or any restrictions imposed by Landlord's Financing Lender, and that the Premises, as currently being used, do not violate any such terms or provisions.

         SECTION 6.2      ENVIRONMENT.

         (a) For purposes of this Lease, the term "HAZARDOUS MATERIAL" means (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed, regulated, or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601, et seq. ("CERCLA"); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"); the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Clean Water Act, 33 U.S.C. Section 1151 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 1857 et seq.; the Regulations of the Environmental Protection Agency, 33 C.F.R. and 40 C.F.R.; Chapters 373, 376, 380 and 403 of the Florida Statutes and rules related thereto, including Chapters 17, 27 and 40 of the Florida Administrative Code; and all Broward County environmental protection ordinances, (the above-cited Florida state statutes are hereinafter collectively referred to as the "STATE TOXIC SUBSTANCES LAWS") or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, (ii) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any of the above statutes or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decisions of a state or federal court, (iii) petroleum or crude oil other than petroleum and petroleum products which are contained within regularly operated motor vehicles, and (iv) asbestos.

         (b)     Tenant represents, warrants, acknowledges and agrees that:

                 (i) Subject to the terms and provisions of this Lease, Tenant will not undertake, permit, authorize or suffer, the manufacture, handling, generation, transportation, storage, treatment, discharge, release, burial or disposal on, under or about the Premises of any Hazardous Material, or the transportation to or from the Premises of any Hazardous Material;

                 (ii) Tenant will not cause, permit, authorize or suffer any Hazardous Material to be placed, held, located or disposed of, on, under or about any other real property all or any portion of which is legally or beneficially owned (or any interest or estate therein which is owned) by the Tenant in any jurisdiction now or hereafter having in effect a so-called "Superlien" law or ordinance or any part thereof the effect of which law or ordinance would be to create a lien on the Premises to secure any obligation in connection with the real property in such other jurisdiction.

         (c) From and after the Commencement Date, Tenant shall keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of, any federal, state or local laws, ordinances or regulations relating to health and safety, industrial hygiene or to the environmental conditions on, under or about the Premises including, but not limited to, air, soil and ground water conditions. Tenant hereby covenants and agrees that neither it nor any agent, servant, employee, or tenant shall generate, manufacture, handle, store, treat, discharge, release, bury or dispose of on, under or about the Premises, any Hazardous Material. Without limiting the generality of the foregoing provisions of this Subsection, Tenant agrees at all times to comply fully and in a timely manner with, and to cause all of its employees, agents, contractors, subcontractors, tenants and any other persons occupying or present on the Premises to so comply with, all federal, state and local laws, regulations, guidelines, codes, statutes and ordinances applicable to the generation, manufacture, handling, storage, treatment, discharge, release, burial or disposal of any Hazardous Material located or present on, under or about the Premises by, through or under Tenant after the Commencement Date, or the transportation to or from the Premises of any Hazardous Material. Any sublease executed after the date hereof concerning the Premises shall contain a provision prohibiting the lessee, and any agent, servant, employee or tenant of the lessee, from generating, manufacturing, storing, treating, discharging, releasing, burying or disposing on, under or about the Premises, or transporting to or from the Premises, any Hazardous Material.

         (d) If the release, threat of release, placement on, under or about the Premises, or the use, generation, manufacture, storage, treatment, discharge, release, burial or disposal on, under or about the Premises, or transportation to or from the Premises, of any Hazardous Material: (i) gives rise to liability, costs or damages (including, but not limited to, a response action, remedial action, or removal action) under RCRA, CERCLA, the State Toxic Substances Laws, or any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decision of a state or federal court, (ii) causes or threatens to cause a significant public health effect, or (iii) pollutes or threatens to pollute the environment, the Tenant shall promptly take any and all response, remedial and removal action necessary to clean up the Premises and any other effected property and mitigate exposure to liability arising from the Hazardous Material, if required by law or by any governmental authority.

         (e) Tenant shall indemnify, defend with counsel reasonably satisfactory to Landlord, protect and hold harmless Landlord, its directors, officers, employees, agents, assigns and any successor or successors to Landlord's interest under this Lease from and against all claims, actual damages (including but not limited to special and consequential damages), punitive damages, injuries, costs, response costs, losses, demands, debts, liens, liabilities, causes of action, suits, legal or administrative proceedings, interest, fines, charges, penalties and expenses (including but not limited to attorneys' and expert witness fees and costs incurred in connection with defending against any of the foregoing or in enforcing this indemnity) of any kind whatsoever paid, incurred or suffered by, or asserted against, any indemnified party at any time prior to any retaking of the Premises by Landlord directly or indirectly arising from or attributable to (i) any breach by Tenant of any of its agreements, warranties or representations set forth in this Section 6.2, or (ii) any repair, cleanup or detoxification, or preparation and implementation of any removal, remedial, response, closure or other plan concerning any Hazardous Material which arises on, under or about the Premises after the Commencement Date and is attributable to Tenant and not to Landlord or any other party not under the control, employed by, contracted with or affiliated with Tenant, regardless of whether undertaken due to governmental action. Without limiting the generality of the foregoing indemnity, such indemnity is intended to operate as an agreement pursuant to
Section 107 (e) of CERCLA, 42 U.S.C. Section 9607(e), to insure, protect, hold harmless and indemnify Landlord for any liability pursuant to such statute, to the extent Tenant is liable pursuant to this Section 6.2.

         (f) Tenant shall promptly give Landlord (i) a copy of any notice, correspondence or information it receives from any federal, state or other governmental authority regarding Hazardous Materials on, under or about the Premises or Hazardous Materials which affect or may affect the Premises, or regarding any actions instituted, completed or threatened by any such governmental authority concerning Hazardous Materials which affect or may affect the Premises, (ii) written notice of any knowledge or information Tenant obtains regarding Hazardous Materials on, under or about the Premises or incurred by Tenant (other than commercially reasonable quantities of customarily used cleaning compounds and the like and the matters covered in subsections (h) and (i) of this Section 6.2), a third party or any government agency to study, assess, contain or remove any Hazardous Materials on, under, about or near the Premises for which expense or loss Tenant may be liable or for which a lien may be imposed on the Premises, (iii) written notice of any knowledge or information Tenant obtains regarding the release or discovery of Hazardous Materials on, under or about the Premises or on other sites owned, occupied or operated by Tenant or by any person for whose conduct Tenant is or may be responsible, or whose liability may result in a lien on or otherwise affect the Premises, (iv) written notice of all claims made or threatened by any third party against Tenant or the Premises relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Material, and (v) written notice of Tenant's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Premises that could subject the Premises to any restrictions on the ownership, occupancy, transferability or use of the Premises under any of the statutes cited in Subsection (a) of this Section or any regulation adopted pursuant thereto. Notwithstanding anything to the contrary contained herein, Tenant shall not be under any obligation to provide notice of any contamination so long as any of the principal(s) of Landlord (currently being James S. Carroll, William C. Carroll, Janet L. Giles and Ralph S. Kerr) are responsible for the operation of the dealership at the Premises.

         (g) Notwithstanding anything to the contrary contained herein, the indemnity contained in this Section 6.2 shall continue indefinitely from the date of Tenant's execution of this Lease and shall survive the termination of all agreements between Tenant and Landlord. The indemnity contained in this
Section 6.2 in no way limits the scope or enforceability of any other indemnity contained herein.

         (h) Commercially reasonable quantities of customarily used cleaning compounds and the like, which are stored, used and disposed of in compliance with applicable environmental laws, shall be excluded from any obligation of Tenant hereunder this Section 6.2. Commercially reasonable quantities of products customarily used in Tenant's business and the like, which are stored, used and disposed of in compliance with applicable environmental laws, are hereby permitted by Landlord.

         (i) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no liability or obligation under this Section 6.2 or elsewhere in this Lease for any matter existing on, under or about the Premises prior to the Commencement Date, including, without limitation, the removal or remediation of any Hazardous Materials and Landlord shall maintain full liability for such pre-Commencement Date contamination. Landlord shall indemnify, defend with counsel reasonably satisfactory to Tenant, protect and hold harmless Tenant, its directors, officers, employees, agents, assigns and any successor or successors to Tenant's interest under this Lease from and against all claims, actual damages (including but not limited to special and consequential damages), punitive damages, injuries, costs, response costs, losses, demands, debts, liens, liabilities, causes of action, suits, legal or administrative proceedings, interest, fines, charges, penalties and expenses (including but not limited to attorneys' and expert witness fees and costs incurred in connection with defending against any of the foregoing or in enforcing this indemnity) of any kind whatsoever paid, incurred or suffered by, or asserted against, any indemnified party directly or indirectly arising from or attributable to (1) any breach by Landlord any of its agreements, warranties or representations set forth in this Section 6.2(i), or (2) any repair, cleanup or detoxification, or preparation and implementation of any removal, remedial, response, closure or other plan concerning any Hazardous Material on, under or about the Premises prior to the Commencement Date attributable to Landlord or any other party under the control, employed by, contracted with or otherwise associated with Landlord in any manner, regardless of whether undertaken due to governmental action. Without limiting the generality of the foregoing indemnity, such indemnity is intended to operate as an agreement pursuant to
Section 107 (e) of CERCLA, 42 U.S.C. Section 9607(e), to insure, protect, hold harmless and indemnify Tenant for any liability pursuant to such statute, to the extent Landlord is liable pursuant to this Section 6.2(i).

         SECTION 6.3 MAINTENANCE AND REPAIRS. During the Term of this Lease, in addition to the Rent herein provided, Tenant agrees to pay all costs and charges for repair and maintenance of the Premises, except as otherwise provided herein. Tenant agrees to surrender the Premises at the expiration or earlier termination of this Lease in as good condition as at the commencement of the term of this Lease except, Tenant shall not be responsible for the repair or condition of those portions of the premises which Landlord agrees to maintain nor damage by dry rot, termites, sinking of floors, or ordinary wear and tear. Landlord agrees to maintain in good repair, at Landlord's cost, the roof, outer walls (which will include the bulkheads under plate glass windows), downspouts, underground plumbing, underground and in the wall wiring, support of floors, and, without limitation, structural portions of the Premises.
Tenant shall keep in good repair the electrical equipment, air conditioning equipment and heating equipment, and when required, Tenant shall replace such components with items of at least scope and quality of those being replaced.
In the event Tenant has replaced any of such equipment prior to the end of its normal useful life and the Term of this Lease terminates or expires in accordance with the provisions contained in this Lease, then Landlord shall pay to Tenant on such termination date or expiration date, as the case may be, an amount equal to the cost of such equipment paid by Tenant times a fraction, the numerator of which is the number of months in the normal useful life of such equipment minus the number of months from the date of installation of such equipment to the date of termination or expiration, as the case may be, of the Term, and the denominator of which is the number of months in the normal useful life of such equipment. No such payment shall be required to made by Landlord if the Term is terminated due to the occurrence and continuation of a Default by Tenant. Tenant agrees to replace any plate, window or door glass broken in the Premises with glass of like kind and quality, except Tenant shall not be required to replace glass broken due to settlement or defective construction of the building or due to the failure of Landlord to maintain and repair those portions of the Premises which Landlord agrees herein to maintain and repair or due to negligent repair of said premises by Landlord. Landlord agrees to replace glass broken in the Premises when breakage is due to any of the causes set forth in the next preceding sentence which shall relieve Tenant from replacing said glass as set forth herein. Landlord and Tenant shall, comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities pertaining to the Premises, including the Americans with Disabilities Act. Any repairs required to be made by the Landlord and Tenant shall be made in a prompt and workmanlike manner. All goods and materials used shall be in quality equal to or better than that being replaced. The Tenant shall supply the Landlord with copies of all warranties offered as to any replacements and shall supply Landlord with copies of any invoices for repairs or replacements, the cost of which exceeds $5,000.00. Tenant's failure to supply such warranties and invoices shall not be deemed a default under the terms of this Lease. Landlord and Tenant shall, comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities pertaining to the Premises, including the Americans with Disabilities Act. Any repairs required to be made by the Landlord and Tenant shall be made in a prompt and workmanlike manner. All goods and materials used shall be in quality equal to or better than that being replaced. The Tenant shall supply the Landlord with copies of all warranties offered as to any replacements and shall supply Landlord with copies of any invoices for repairs or replacements, the cost of which exceeds $5,000.00. Tenant's failure to supply such warranties and invoices shall not be deemed a default under the terms of this Lease.

         Subject to the other terms of this Lease, Tenant acknowledges that it has inspected and that the Premises, including all fixtures, equipment and furnishings contained therein, are in satisfactory or excellent condition and accepts the Premises in its "AS IS" condition, without requiring Landlord to make any repairs or replacements thereof. Tenant hereby waives any objection to and releases Landlord from any liability arising from the condition of the Premises from and after the Commencement Date, except for matters as herein set forth.

         Any Improvements being constructed upon the Land together with all equipment and hardware, may be warrantied by third party vendors who have performed labor or rendered materials thereto. The Tenant shall be entitled to the benefit of all such warranties and the Landlord shall fully cooperate in securing the services of such third party vendors for warranty work during the Term of this Lease.

         SECTION 6.4      AMERICANS WITH DISABILITIES ACT.   Landlord shall be
responsible for compliance with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities pertaining to the Premises, including the Americans with Disabilities Act, attributable to the Premises as of the Commencement Date of this Lease. In the event the Tenant makes any modifications to the Premises, all such modifications shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities pertaining to the Premises, including the Americans with Disabilities Act, including modifications which are required by such governmental agencies, as a result of such modifications, to remaining unmodified portions of the Premises.

                                   ARTICLE 7
                            INSURANCE AND INDEMNITY

         SECTION 7.1 BUILDING INSURANCE. Tenant will, at its cost and expense, keep and maintain in force the following policies of insurance:

         (1) Insurance on the Improvements against loss or damage by fire and against loss or damage by any other risk now and from time to time insured against by "extended coverage" provisions of policies generally in force on improvements of like type in the city in which the Premises are located, and in builder's risk completed value form during construction of improvements by Tenant, in amounts sufficient to provide coverage for the full insurable value of the Improvements; the policy for such insurance shall have a replacement cost endorsement or similar provision. "FULL INSURABLE VALUE," shall mean actual replacement value (exclusive of cost of excavation, foundations, and footings below the surface of the ground or below the lowest basement level), and such full insurable value shall be determined by Tenant's insurer, and confirmed from time to time at the request of Landlord by one of the insurers. The Tenant shall maintain all storm and flood insurances which are customarily maintained for properties similar to the Premises in the County in which the Premises are located, or which is required by Landlord's Lender (if any), and only if such coverage is available, to fully insure the Improvements including all such coverages which might later come into existence as a result of changes in the insurance coverages available or required in the future.

         (2) Worker's Compensation Insurance as to Tenant's employees involved in the construction, operation, or maintenance of the Premises in compliance with applicable law.

         (3) Such other insurance against other insurable hazards which at the time are commonly insured against in the case of improvements similarly situated, due regard being given to the height and type of the Improvements, their construction, location, use, and occupancy.

         SECTION 7.2 LIABILITY INSURANCE. Tenant shall secure and maintain in force comprehensive general liability insurance, including contractual liability specifically applying to the provisions of this Lease and completed operations liability, with limits of not less than Ten Million Dollars ($10,000,000) with respect to bodily injury or death to any number of persons in any one accident or occurrence and with respect to property damage in any one accident or occurrence, such limits to be increased in the event of request by Landlord by an amount which may be reasonable at the time.

         SECTION 7.3 POLICIES. All insurance maintained in accordance with the provisions of this Article 7 shall be issued by companies reasonably satisfactory to Landlord, and shall be carried in the name of both Landlord and Tenant, as their respective interests may appear, and shall contain a mortgagee clause acceptable to the Landlord's Financing Lender and the Permitted Mortgagees. All property policies shall (i) be subject to prior written approval of Landlord, which shall not be unreasonably withheld or delayed, and
(ii) expressly provide that any loss thereunder may be adjusted with Tenant, Landlord's Financing Lender and Permitted Mortgagees, but, unless required otherwise under Landlord's Financing, shall be payable to Tenant and disbursed as set forth in Section 8.2. All property and liability insurance policies shall name Landlord as an additional named insured and shall include contractual liability endorsements. Tenant shall furnish Landlord, Landlord's Financing Lender and each Permitted Mortgagee with evidence of all insurance policies required under this Article 7 and shall furnish and maintain with each of such parties, at all times, a certificate of the insurance carrier certifying that such insurance shall not be canceled without at least fifteen
(15) days advance written notice to each of such parties.

         SECTION 7.4 TENANT'S INDEMNITY. Subject to Section 7.6, Tenant shall indemnify and hold harmless Landlord, its shareholders, partners, trustees, members, directors, officers, employees and its successors and assigns (the "INDEMNIFIED LANDLORD PARTIES"), from all claims, suits, actions, and proceedings whatsoever which may be brought or instituted on account of or growing out of any Default and any and all injuries or damages, including death, to persons or property on the Premises and all losses, liabilities, judgments, settlements, costs, penalties, damages, and expenses relating thereto, including but not limited to attorneys' fees and other costs of defending against, investigating, and settling the Claims, to the extent, but only to the extent, such Claims are not attributable to (i) events or conditions that occurred or existed, in whole or in part, prior to the date when Tenant first occupied the Premises or (ii) failure of any components of the Improvements that Landlord is required to maintain ("CLAIMS"), Tenant shall assume on behalf of the Indemnified Landlord Parties and conduct with due diligence and in good faith the defense of all such Claims against any of the Indemnified Landlord Parties. Tenant may contest the validity of any such Claims, in the name of Landlord or Tenant, as Tenant may deem appropriate, provided that the expenses thereof shall be paid by Tenant. The foregoing covenants and agreements of Tenant shall survive the expiration or termination of this Lease.

         SECTION 7.5 LANDLORD'S INDEMNITY. Subject to Section 7.6, Landlord shall indemnify and hold harmless Tenant, its shareholders, partners, trustees, members, directors, officers, employees and its successors and assigns (the "INDEMNIFIED TENANT PARTIES"), from all claims which may be brought or instituted on account of or growing out of any default by Landlord of its obligations under this Lease and all injuries or damages, including death, to persons or property on the Premises and all losses, liabilities, judgments, settlements, costs, penalties, damages, and expenses relating thereto, including but not limited to attorneys' fees and other costs of defending against, investigating, and settling the claims, to the extent, but only to the extent, any such claims are attributable to or arise out of: (i) events or conditions that existed or occurred, in whole or in part, prior to the date when Tenant first occupied the Premises; (ii) failure of any components of the Improvements which Landlord is required to maintain; and (iii) Landlord's representations or warranties or asbestos in any form which is present on the Premises prior to the date of this Lease.
Landlord shall assume on behalf of the Indemnified Tenant Parties and conduct with due diligence and in good faith the defense of all Claims against any of the Indemnified Tenant Parties. Landlord may contest the validity of any Claims, in the name of Landlord or Tenant, as Landlord may deem appropriate, provided that the expenses thereof shall be paid by Landlord. The foregoing covenants and agreements of Landlord shall survive the Term and expiration or termination of this Lease.

         SECTION 7.6 SUBROGATION. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claims, actions, or causes of action against the other, its agents, officers, and employees for any loss or damage that may occur to any improvements located on the Premises, or any part thereof, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is insured under standard "all risk of direct loss" insurance policies available in the state in which the Premises are located, regardless of cause or origin, including negligence of either party hereto, its agents, officers, or employees. No insurer of one party shall hold any right of subrogation against the other party as to any such loss or damage.

                                   ARTICLE 8
                             CASUALTY; CONDEMNATION

         SECTION 8.1 TENANT'S OBLIGATION TO RESTORE. Subject to the other terms of this Section 8.1, in the event of damage to, or destruction of, any Improvements by fire or other casualty, Tenant shall promptly repair, replace, restore, and reconstruct the same, all in compliance with the provisions of
Section 8.2. If insurance proceeds are insufficient to pay for required replacement, repairs, restoration, etc., then Tenant shall be obligated to promptly repair, replace, restore, and reconstruct the Improvements, all in compliance with the provisions of Section 8.2, notwithstanding the unavailability of insurance proceeds for such purpose. In the event that a Permitted Mortgagee (as hereinafter defined) or Landlord's Financing Lender (as hereinafter defined), as the case may be, requires that payment of insurance proceeds be made to it and not be made available for required replacement, repairs, restoration, etc., then to the extent that such funds are withheld, the Tenant shall not be responsible for performing required replacement, repairs, restoration, or reconstruction of the Improvements. In the event of a casualty loss wherein the insurance proceeds are not be used for replacement, repairs, restoration, etc., or the Improvements, as a result of Landlord's Financing Lender or by consent of the parties, the insurance proceeds shall be applied as follows:

         (1) first, to pay the cost of razing the Improvements and leveling, cleaning and otherwise putting the Premises in good order;

         (2)     second, to Landlord's Financing Lender;

         (3)     third, to the payment to Tenant for any of its improvements;
                 and

         (4)     fourth, to Landlord, to the extent of any remaining proceeds.

Distribution of insurance proceeds is being made in conformity with Section 5.3 of this Lease.

         Notwithstanding the foregoing, in the event of destruction or damage involving more than seventy-five percent (75%) of the interior floor area of the Improvements, Tenant shall have no obligation to rebuild unless the Landlord and Tenant may agree to rebuild the Improvements. In the event the parties have not agreed to rebuild the Premises then it is recognized between Landlord and Tenant that it is their intent to relocate the operations to another location. In the event of such relocation, this Lease shall terminate effective as to the affected Premises as of the date of such damage or destruction and the insurance proceeds received by the Landlord and Tenant [as to Tenant, for Tenant's Improvements, the right to same carrying forward as to the new location] shall be utilized for the construction of new Improvements at an alternative location. In the event that the costs of construction of the Improvements for which the Landlord is responsible exceeds the insurable value of the operation which was subject to the casualty, the Landlord shall pay the additional costs for Improvements, and the annual Base Rent due pursuant to
Section 3.1 shall be increased by an amount equal to ten (10%) percent of the Landlord's additional cost of construction of the new facility. This Lease, except for the adjustment of Base Rent as described above, shall govern as to the rights and obligations of the Landlord and Tenant at the substituted location, however, the Term of the Lease shall be in abeyance during the period of construction of the alternative Improvements. Tenant's obligation for payment of Base Rent and other monetary sums under this Lease as applicable to the new Premises shall commence as of the later to occur of (i) the date the improvements to be constructed on the new Premises are certified as complete by the applicable architect for such improvements in accordance with the plans and specifications agreed to in writing by Landlord and Tenant and (ii) the date a Certificate of Occupancy is obtained for the operation of such new improvements. Landlord and Tenant shall, in good faith, fully cooperate with one another in the selection of the alternative site and relative to preparation of plans for Improvements and construction thereof. Nothing hereinabove withstanding to the contrary, if the Tenant failed to maintain insurance coverage required herein and as a result, proceeds are paid by the insurance company which are less than the full insurable value of the Improvements, Tenant shall be solely responsible for any such deficiency.

               SECTION 8.2      RESTORATION AND DEPOSIT OF FUNDS.

         (a) Prior to Tenant commencing any repair, restoration or rebuilding pursuant to Section 8.1 involving an estimated cost of more than One Hundred Thousand Dollars ($100,000), Tenant shall submit to Landlord for its approval, which will not be unreasonably withheld or delayed: (i) plans and specifications therefor, prepared by a licensed architect reasonably satisfactory to Landlord; (ii) copies of appropriate governmental permits;
(iii) an estimate of the cost of the proposed work, certified to by said architect (iv) a fixed price construction contract in an amount not in excess of such architect's estimated cost from a reputable and experienced general contractor; and (v) satisfactory evidence of sufficient contractor's comprehensive general liability insurance covering Landlord, builder's risk insurance, and worker's compensation insurance. Upon completion of any such work by or on behalf of Tenant, Tenant shall provide Landlord with written evidence, in form and substance reasonably satisfactory to Landlord, showing that (i) Tenant has paid all contractors for all costs incurred in connection with such repair, restoration or rebuilding, and (ii) that the Premises is not encumbered by any mechanic's or materialmen's liens relating to such repair, restoration or rebuilding. Regarding Tenant's obligations with respect to mechanic's or materialmen's liens, reference is made herein to all of the terms and provisions of Section 5.3 in connection with such repair, restoration or rebuilding.

         (b) Provided that a Default does not then exist, then all sums arising by reason of such loss under insurance policies maintained by Tenant, shall be deposited with the Depositary (as hereinafter defined) to be available to Tenant for the repair, restoration and rebuilding of the Premises. Tenant shall diligently pursue the repair, restoration and rebuilding of the improvements in a good and workmanlike manner using only materials which are of a quality comparable to the quality of the materials used in the Improvements prior to their destruction or damage. The insurance proceeds will be disbursed to Tenant by the Depositary after delivery of evidence reasonably satisfactory to the Depositary that (A) such repairs, restoration, or rebuilding have been completed and effected in compliance with the plans and specifications for the restoration or rebuilding, (B) no mechanic's and materialman's liens against the Premises have been filed, or that all such liens have been paid or bonded around, and (C) all payments for work performed and materials purchased as of the date of such disbursement for which mechanic's and materialman's liens might arise have been paid or will be paid from such disbursement or that all such potential liens have been paid or bonded around. At the option of Tenant, such proceeds shall be advanced in reasonable installments. Each such installment (except the final installment) shall be advanced in an amount equal to the cost of the construction work completed since the last prior advance (or since commencement of work as to the first advance) less statutorily required retainage in respect of mechanic's and materialman's liens or retainage which may be required by Landlord's Financing Lender in an amount not to exceed ten percent (10%) of such cost. The amount of each installment requested shall be certified as being due and owing by Tenant's architect in charge, and each request shall include all bills for labor and materials for which reimbursement is requested and reasonably satisfactory evidence that no lien has been placed against the Premises for any labor or material furnished for such work. The final disbursement, which shall be an amount equal to the balance of the insurance proceeds, shall be made upon receipt of (1) an architect's certificate of substantial completion as to the work from Tenant's architect, (2) reasonably satisfactory evidence that all bills incurred in connection with the work have been paid and (3) issuance of a certificate of occupancy by the applicable governmental agency, if required. The term "DEPOSITARY", as used herein, shall mean either: (i) Landlord's Financing Lender, or its designee provided that Landlord's Financing Lender is an institutional lender, its designee is not an Affiliate of Landlord, and such entity holds such funds in accordance with the terms of this lease, or related in any other manner to Landlord), or (ii) such other party that is acceptable to Landlord and Tenant, if there is no such Landlord's Financing Lender or if such Landlord's Financing Lender has refused to act as Depositary.

         (c) If no Default then exists, any excess of money received from insurance policies remaining with the Depositary after the repair or rebuilding of the Improvements shall, to the extent required by any Permitted Mortgagee, be applied to payment of Tenant's Permitted Mortgage, otherwise any such proceeds shall be paid to Tenant.

         (d) If Tenant shall not commence the repair or rebuilding of the Improvements within a period of sixty (60) days after damage or destruction by fire or other casualty and prosecute the same thereafter with such dispatch as may be necessary to complete the same within a reasonable period after said damage or destruction occurs; then, in addition to all other remedies Landlord may have either under this Lease, at law or in equity, the money received by and remaining in the hands of the Depositary shall be paid to and retained by Landlord as security for the continued performance and observance by Tenant of Tenant's covenants and agreements hereunder.

         SECTION 8.3 NOTICE OF DAMAGE. Tenant shall immediately notify Landlord and each Permitted Mortgagee of any destruction or damage to the Premises.

         SECTION 8.4 TOTAL TAKING. Should the entire Premises be taken (which term, as used in this Article 8, shall include any conveyance in avoidance or settlement of eminent domain, condemnation, or other similar proceedings) by any Governmental Authority, corporation, or other entity under the right of eminent domain, condemnation, or similar right, then Tenant's right of possession under this Lease shall terminate as of the date of taking possession by the condemning authority, and the award therefor will be distributed as follows: (1) first, to the payment of all reasonable fees and expenses incurred in collecting the award; (2) second, to Landlord's Financing Lender; and (3) third, to Landlord and Tenant, to the extent of their interests in the Premises, as the court having such jurisdiction of such taking shall determine taking into account certain factors including, without limitation, the term of the leasehold estate of the Tenant and the ownership interest of Landlord. After the determination and distribution of the condemnation award as herein provided, the Lease shall terminate.

         SECTION 8.5 PARTIAL TAKING. Should a portion of the Premises be taken by any Governmental Authority, corporation, or other entity under the right of eminent domain, condemnation, or similar right, this Lease shall nevertheless continue in effect as to the remainder of the Premises unless, in Tenant's reasonable judgment, so much of the Premises shall be so taken as to make it economically unsound to use the remainder for the uses and purposes contemplated hereby, whereupon this Lease shall terminate as of the date of taking of possession by the condemning authority in the same manner as if the whole of the Premises had thus been taken, and the award therefor shall be distributed as provided in Section 8.4. In the event of a partial taking where this Lease is not terminated, all awards payable in respect thereof shall be payable to Landlord and Tenant, to the extent of their interests in the Premises, as the applicable condemning authority shall determine taking into account certain factors including, without limitation, the term of the leasehold estate of the Tenant and the ownership interest of Landlord. Following such partial taking, Landlord shall make all necessary repairs or alterations to the remaining Premises, required to make the remaining portions of the Premises an architectural whole. The Base Rent payable hereunder during the unexpired portion of the Lease shall be reduced to the extent fair and reasonable under the circumstances, effective on the date physical possession is taken by the condemning authority. Tenant acknowledges that tentative plans exist for the widening of State Road 441, such road running along the west boundary of the property. Should the applicable governmental agency effectuate the taking of land for the widening of State Road 441, the Tenant agrees that such taking shall not constitute a basis for termination of this lease. As of the date of the execution of this Lease, to the best of Landlord's knowledge, the widening of State Road 441 will involve property already within the right-of-way owned by the applicable governmental agency.

         SECTION 8.6 TEMPORARY TAKING. If the whole or any portion of the Premises shall be taken for temporary use or occupancy, the Term shall not be reduced or affected. The Base Rent payable hereunder during the unexpired portion of the Lease shall be reduced to the extent fair and reasonable under the circumstances and Tenant shall be entitled to receive the entire amount of any award therefor, less the amount of the reduction in the Base Rent.

         SECTION 8.7 NOTICE OF TAKING, COOPERATION. Tenant shall immediately notify Landlord and each Permitted Mortgagee of the commencement of any eminent domain, condemnation, or other similar proceedings with regard to Premises. Landlord and Tenant covenant and agree to fully cooperate in any condemnation, eminent domain, or similar proceeding in order to maximize the total award receivable in respect thereof.

                                   ARTICLE 9
                               TENANT'S FINANCING

         SECTION 9.1 TENANT'S RIGHT TO ENCUMBER. Tenant shall have the right, from time to time and at any time, without Landlord's consent or joinder, to encumber its interest in this Lease and the leasehold estate hereby created with one or more deeds of trust, mortgages, or other lien instruments to secure any borrowings or obligations of Tenant. Any such mortgages, deeds of trust, and/or other lien instruments, and the indebtedness secured thereby, provided that Landlord has been given notice thereof, are herein referred to as "PERMITTED MORTGAGES," and the holder or other beneficiary thereof are herein referred to as "PERMITTED MORTGAGEES."

         SECTION 9.2 TENANT'S MORTGAGE. If Tenant encumbers its interest in this Lease and the leasehold estate hereby created with liens as above provided, then Tenant shall notify Landlord thereof, providing with such notice the name and mailing address of the Permitted Mortgagee in question, Landlord shall upon request, acknowledge receipt of such notice, and for so long as the Permitted Mortgage in question remains in effect the following shall apply:

         (a) Landlord shall give to the Permitted Mortgagee a duplicate copy of any and all notices which Landlord gives to Tenant pursuant to the terms hereof, including notices of default, and no such notice shall be effective until such duplicate copy is transmitted to such Permitted Mortgagee, in the manner provided in Section 12.1.

         (b) There shall be no cancellation, surrender, or modification of this Lease by joint action of Landlord and Tenant without the prior written consent of the Permitted Mortgagee.

         (c) If a Default should occur hereunder, then Landlord specifically agrees that:

                 (1) Landlord shall not enforce or seek to enforce any of its rights, recourses, or remedies, until a notice specifying the event giving rise to such Default has been transmitted to the Permitted Mortgagee, in the manner provided in Section 12.1, and if the Permitted Mortgagee proceeds to cure the Default within a period of thirty (30) days after receipt of such notice or, as to non-monetary events of Default which by their very nature cannot be cured within such time period, the Permitted Mortgagee commences curing such Default within such time period and thereafter diligently pursues such cure to completion within sixty (60) days thereafter, then any payments made and all things done by the Permitted Mortgagee to effect such cure shall be as fully effective to prevent the exercise of any rights, recourses, or remedies by Landlord as if done by Tenant;

                 (2) if the Default is a non-monetary default, the Permitted Mortgagee shall have a period of time in which to cure such Default equal to the greater of (i) the time period for such curing that is applicable to Tenant under the terms of this Lease, or (ii) sixty (60) days after the date that the Permitted Mortgagee has been notified of such Default, provided that the Permitted Mortgagee cures all defaults relating to the payment of Base Rent and neither Landlord nor the Premises is or would be liable or subject to any lien, tax, penalty, expense, liability, or damages because of such Default. If Landlord or the Premises is or will be liable or subject to any such lien, tax, penalty, expense, liability or damages because of the Default, then for so long as the Permitted Mortgagee is diligently and with continuity attempting to secure possession of the Premises (whether by foreclosure or other procedures), and provided such delay does not jeopardize the interests of the Landlord, Landlord shall allow the Permitted Mortgagee such time as may be reasonably necessary under the circumstances to obtain possession of the

Premises in order to cure such Default, and during such time Landlord shall not enforce or seek to enforce any of its rights, remedies or recourses hereunder; and

         (d) No Permitted Mortgagee shall be or become liable to Landlord as an assignee of this Lease until such time as such Permitted Mortgagee, by foreclosure or other procedures, shall either acquire the rights and interests of Tenant under this Lease or shall actually take possession of the Premises, and upon such Permitted Mortgagee's assigning such rights and interests to another party or upon relinquishment of such possession, as the case may be, such Permitted Mortgagee shall have no further such liability.

                                   ARTICLE 10
                   WARRANTY OF TITLE AND PEACEFUL POSSESSION
                            AND LANDLORD'S FINANCING

         SECTION 10.1 WARRANTY AS TO ENCUMBRANCES. Landlord represents, warrants and covenants that: (i) the representations and warranties set forth in Section 10.3 are true and correct; (ii) it owns title to the Land and the Premises free and clear of all liens, claims and encumbrances except the liens described in EXHIBIT B hereto securing the financing described therein ("LANDLORD'S FINANCING") and the other encumbrances specifically described in such EXHIBIT B; (iii) except as otherwise set forth in Section 10.2, Landlord's Financing shall not be modified in any manner without the prior written consent of Tenant; and (iv) the lender providing such Landlord's Financing ("LANDLORD'S FINANCING LENDER") has executed, caused to be acknowledged (notarized in accordance with applicable law) and delivered to Landlord and Tenant a mutual recognition and attornment agreement, in form and substance reasonably satisfactory to Tenant, suitable for recording in the appropriate records to notify third parties of the existence of such agreement and that the Land and the Premises are subject thereto. Such agreement shall provide, among other provisions, that the Tenant's interest under this Lease shall be subordinate to the Landlord's Financing and that the Landlord's Financing Lender shall (i) give to Tenant a duplicate copy of any and all notices which Landlord's Financing Lender gives to Landlord, including notices of default, and no such notice shall be effective until such duplicate copy is actually received by Tenant in the manner provided in Section 12.1; (ii) give Tenant the right and opportunity to cure any defaults under the Landlord's Financing; and (iii) recognize and consent to Tenant's rights under this Lease in the event of a foreclosure or deed in lieu thereof so long as Tenant continues to perform its obligations under this Lease. As used herein, the term (A) "LANDLORD'S FINANCING LENDER" shall also include any lender that refinances Landlord's Financing or makes a new loan to Landlord, subject to Section 10.2, and (B) "LANDLORD'S FINANCING" shall include all financing secured by liens covering all or any portion of the Premises which are permitted under the terms of this Lease, including, without limitation, all new loans.

         Moreover, Landlord covenants that Tenant shall and may peaceably and quietly have, hold, occupy, use, and enjoy the Premises during the Term, and may exercise all of its rights hereunder, subject only to the provisions of this Lease and applicable governmental laws, rules, and regulations; and Landlord agrees to warrant and forever defend Tenant's right to such occupancy, use, and enjoyment and the title to the Premises against the claims of any and all persons whomsoever lawfully claim the same, or any part thereof, subject only to provisions of this Lease and all applicable governmental laws, rules, and regulations.

         Landlord's Financing Lender shall not be or become liable to Tenant as an assignee of Landlord's interest in this Lease until such time as such Landlord's Financing Lender, by foreclosure or other procedures, shall either acquire the rights and interests of Landlord under this Lease, and upon Landlord's Financing Lender's assigning such rights and interests to another party, Landlord's Financing Lender shall have no further such liability.

         To the extent that Tenant cures any defaults of Landlord under Landlord's Financing, Tenant shall receive a credit against the Base Rent due pursuant to Section 3.1 hereinabove in an amount equal to the amount advanced by Tenant to cure such defaults, together with interest at the Tenant's parent company's customary borrowing rate as may be in effect from time to time. Such credit shall be charged against the monthly Base Rent installments, commencing as of the first monthly rental payment due after the first of such advances, until such time as the entire amount of such credit is exhausted. Thereafter, Base Rent shall commence in amounts required in Section 3.1 hereinabove, including payment of any partial installment which may be due as a result of a credit to the final monthly credit which is less than the full monthly Base Rent due.

         SECTION 10.2 LANDLORD'S MORTGAGE. During the Term, none of Landlord's Financing may be modified or refinanced or any new loan made except in accordance with the following:

         (a) The total mortgage indebtedness and encumbrances of any type against the Premises after the proposed refinancing or modification or new loan of Landlord's Financing does not exceed eighty percent (80%) of the fair market value of the Premises including any improvements being made with financing obtained for such construction or the loan balance in existence as of the effective date of this Lease, whichever is greater; and

         (b) The effect of any such modification, refinancing or new loan does not result in an increase in principal and interest payable by Landlord during any Lease Year which exceeds Base Rent required to be paid by Tenant during any Lease Year.

         SECTION 10.3 REPRESENTATIONS OF LANDLORD. Landlord represents and warrants to Tenant as of the effective date of this Lease that:

         (a) The Premises are not subject to any prior lease, easement, adverse claim, or claims of parties in possession, whether or not shown by the public records, except as set forth on EXHIBIT B.

         (b) There is no pending or threatened condemnation action or agreement in lieu thereof which will or may affect the Premises or any part thereof in any respect whatsoever, except as noted in Section 8.5 hereinabove.

         (c) There is no action, suit or proceeding, including environmental, pending or threatened against or affecting the Premises or any part thereof.

         (d) The execution, delivery and performance of this Lease by Landlord has been duly authorized and this Lease is valid and enforceable against Landlord in accordance with its terms.

         (e) Landlord has no knowledge of any fact, action or proceeding, including environmental, whether actual, pending or threatened, which could result in the modification or termination of the present zoning classification of the Premises, or the termination of full free and adequate access to and from the Premises from all adjoining public highways and roads.

         (f) Landlord has not agreed to lease or convey or granted any rights with respect to or any part of the Premises or any interest therein to any other person or entity.

         (g) The Premises are not subject to any restrictions (recorded or unrecorded), building and zoning laws or ordinances, or other laws, ordinances, rules, regulations and requirements of any Governmental Authority having jurisdiction which do or could prohibit the use of the Premises for the uses set forth in this Lease.

         (h) Landlord has not received any notice from any Governmental Authority having jurisdiction over the Premises requiring or specifying any work to be done to the Premises.

         (i) Landlord has no knowledge of any existing, threatened or contemplated action, circumstances or conditions (including but not limited to subsurface conditions) which would materially interfere with the development or use of the Premises for an automobile dealership.

         (j) As of the date hereof the Premises are, and on the Commencement Date the Premises will be in compliance in all material respects with all restrictive covenants and other restrictions applicable to the Premises and all applicable statutes, ordinances, rules and regulations (federal, state, county and municipal), including without limitation all zoning, environmental, building, health, subdivision regulations. Except as to matters relating to the presence of asbestos contained in the Premises, if any, the representation and warranty set forth in this Subsection (j) shall not be applicable to the matters covered under Subsection (m) herein below.

         (k) The Premises have legal and physical public access to and from abutting roadways dedicated to and accepted by the State, City, or County where the Premises are located.

         (l) To the extent zoning regulations are applicable to the Premises, the Premises are zoned for use as an automobile dealership facility, for sale, trade, display, service and repair, painting, and other activities normally associated with a full service automobile dealership.

         (m) To the best of Landlord's knowledge, except as may otherwise be disclosed to Tenant in any written environmental audit report delivered to Tenant prior to the date of this Lease, no Hazardous Materials, pollutants or toxic substances have been placed, dumped, deposited or buried upon, in or under the Premises, there have been no leaks of petroleum, toxic or Hazardous Materials from any of the underground storage tank facilities and there is no contaminated soil, as defined by federal, state and/or local laws or regulations, in, upon or under the Premises by reason of any such wastes, pollutants, toxins, substances, or facilities. Tenant acknowledges that certain materials which may be considered Hazardous Materials are used in the normal course of the business operated on the Premises prior to the commencement date. Landlord represents that to the best of Landlord's knowledge, such use complies with all applicable governmental regulations and that it has no knowledge of any contamination on the Premises.

         (n) The Premises have an assured water supply sufficient to permit the operations now being conducted thereon to be conducted in accordance with all governmental requirements.

         (o) All dimensions in the description to the Premises are net of existing and proposed rights-of-way, easements and dedications except as set forth on EXHIBIT B.

         (p) The Premises are not located in a flood plain or a flood hazard area for which flood insurance would be required or for which flood insurance is available.

         (q) Landlord warrants and guarantees that on the Commencement Date the wiring, floors, plumbing, underground plumbing, heating, air conditioning equipment, roofs, outer walls, stairways, doors, windows, plate glass and sprinkler equipment of the Premises are each and every one in good repair and are adequate to furnish the proper service for which each was installed and the heating plant will heat and air conditioning will cool the buildings constituting part of the Premises in accordance with the generally accepted design temperatures for the city and state in which the Premises is located. Landlord further warrants and guaranties that on the Commencement Date, the Premises and all appurtenances thereto, will comply with the building codes, fire, sanitary and safety regulations, ordinances and laws of the United States of America, city, county and state in which the Premises are located. Landlord further warrants and guarantees that at the commencement of this Lease, the Premises may be used for the purposes set out in this Lease without violating any such codes, regulations, ordinances, laws or any restrictive covenants running with the land.

         (r) Landlord has all required occupancy permits and other licenses or permits required for the use and occupancy of the Premises.

         (s) A true and correct copy of the Seminole Lease has been delivered to Tenant prior to the date hereof, and the Seminole Lease is in full force and effect and has not been modified except as set forth in Supplemental Agreement No. 1 dated March 15, 1979 and Supplemental Agreement No. 2 dated October 30, 1979, true and correct copies of which have been delivered to Tenant prior to the date hereof.

         (t) Landlord is not in default of any its obligations under the Seminole Lease, and the execution of this Sublease by Landlord and Tenant or the leasing of the Premises by Tenant will not constitute a default under the Seminole Lease including, without limitation, the terms and provisions of
Section 7 of the Seminole Lease relating to sublease, assignment or transfer of this Lease.

         (u) None of the other parties to the Seminole Lease is in default of any of its obligations under the Seminole Lease.

                                   ARTICLE 11
                              DEFAULT AND REMEDIES

         SECTION 11.1 DEFAULT. Each of the following shall be deemed a "DEFAULT" by Tenant hereunder and a material breach of this Lease:

         (a) Whenever Tenant shall fail to pay any sum payable by Tenant to Landlord or any third party under this Lease on the date upon which the same is due to be paid, and such default shall continue for ten (10) days after Tenant shall have been given a written notice specifying such default;

         (b) Whenever Tenant shall fail to keep, perform, or observe any of the covenants, agreements, terms, or provisions contained in this Lease that are to be kept or performed by Tenant other than with respect to payment of Rent or other liquidated sums of money, and Tenant shall fail to immediately commence and take such steps as are necessary to remedy the same within thirty
(30) days after Tenant
shall have been given a written notice specifying the same, or having so commenced, shall thereafter fail to proceed diligently and with continuity to remedy the same;

         (c) Whenever an involuntary petition shall be filed against Tenant under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import or whenever a receiver of Tenant, or of all or substantially all of the property of Tenant, shall be appointed without acquiescence, and such petition or appointment is not discharged or stayed within sixty (60) days after the happening of such event; or

         (d) Whenever Tenant shall make an assignment of its property for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law, or seek relief under any other law for the benefit of debtors.

         (e) Tenant acknowledges that it has received and reviewed the Seminole Lease and the Supplemental Agreement No. 1 and Supplemental Agreement No. 2. Tenant shall not take any action which will result in the Landlord's default under the terms of the Seminole Lease; provided, however, Landlord represents and warrants that the Tenant's use and occupancy of the Premises as presently being used will not violate the terms of the Seminole Lease.

         SECTION 11.2 REMEDIES. If a Default occurs, then subject to the rights of any Permitted Mortgagee as provided in Section 9, Landlord may at any time thereafter prior to the curing thereof and without waiving any other rights hereunder or available to Landlord at law or in equity (Landlord's rights being cumulative), do any one or more of the following:

         (a) Landlord may terminate this Lease by giving Tenant written notice thereof, in which event this Lease and the leasehold estate hereby created and all interest of Tenant and all parties claiming by, through, or under Tenant shall automatically terminate upon the effective date of such notice with the same force and effect and to the same extent as if the effective date of such notice were the day originally fixed in Article 2 hereof for the expiration of the Term; and Landlord, its agents or representatives, shall have the right, without further demand or notice, to reenter and take possession of the Premises and remove all persons and property therefrom with or without process of law, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or existing breaches hereof. In the event of such termination, Tenant shall be liable to Landlord for damages in an amount equal to (A) the discounted present value of the amount by which the Rent reserved hereunder for the remainder of the existing Term (Initial or Renewal) exceeds the then net fair market rental value of the Premises for such period of time, plus (B) all expenses incurred by Landlord enforcing its rights hereunder.

         (b) Landlord may terminate Tenant's right to possession of the Premises and enjoyment of the rents, issues, and profits therefrom without terminating this Lease or the leasehold estate created hereby, reenter and take possession of the Premises and remove all persons and property therefrom with or without process of law, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or existing breaches hereof, and lease, manage, and operate the Premises and collect the rents, issues, and profits therefrom all for the account of Tenant, and credit to the satisfaction of Tenant's obligations hereunder the net rental thus received (after deducting therefrom all reasonable costs and expenses of repossessing, leasing, managing, and operating the Premises). If the net rental so received by Landlord exceeds the amounts necessary to satisfy all of Tenant's obligations under this Lease, Landlord shall retain such excess. In no event shall Landlord be liable for failure to so lease, manage, or operate the Premises or collect the rentals due under any subleases and any such failure shall not reduce Tenant's liability hereunder. If Landlord elects to proceed under this
Section 11.2(2), it may at any time thereafter elect to terminate this Lease as provided in Section 11.2(1).

                                   ARTICLE 12
                                 MISCELLANEOUS

         SECTION 12.1     NOTICES.     All notices, demands, requests or other
communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by (a) delivery of the same in person to the intended addressee, (b) by depositing the same with Federal Express or another reputable private courier service for next business day delivery to the intended addressee at its address set forth on the first page of this Agreement or at such other address as may be designated by such party as herein provided, (c) by facsimile copy transmission [confirmation sheet indicating transmission to be retained] or (d) by depositing the same in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the intended addressee at its address set forth below or at such other address as may be designated by such party as herein provided. All notices, demands and requests shall be effective upon such personal delivery upon actual receipt, or one (1) business day after being deposited with the private courier service, or two (2) business days after being deposited in the United States mail as required above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent. By giving to the other party hereto at least fifteen (15) days' prior written notice thereof in accordance with the provisions hereof, the parties hereto shall have the right from time to time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America. For purposes of notice the addresses of the parties hereto shall, until changed, be as follows:

         Landlord:        Koons Development Co.
                          3101 N. State Road 7
                          Hollywood, FL 33021
                          Facsimile: (954) 964-4760

         Tenant: Koons Ford, Inc.
                          Group 1 Automotive, Inc.
                          950 Echo Lane, Suite 350
                          Houston, Texas 77024
                          Attention: John Turner
                          Facsimile: (713) 627-6468

The parties hereto shall have the right from time to time to change their respective addresses for purposes of notice hereunder to any other location within the United States by giving a notice to such effect in accordance with the provisions of this Section 12.1.

         SECTION 12.2 PERFORMANCE OF OTHER PARTY'S OBLIGATIONS. If either party hereto fails to perform or observe any of its covenants, agreements, or obligations hereunder for a period of thirty (30) days after notice of such failure is given by the other party, then the other party shall have the right, but not the obligation, at its sole election but not as its exclusive remedy), to perform or observe the covenants, agreements, or obligations which are asserted to have not been performed or observed at the expense of the failing party and to recover all costs or expenses incurred in connection therewith, together with interest thereon from the date expended until repaid at an annual rate ("DEFAULT RATE") equal to the lesser of (a) three (3) percent above the prime rate of interest established from time to time by NationsBank (or a comparable rate of interest if such rate is not in effect) or (b) the maximum rate of interest permitted by applicable law. Any performance or observance by a party pursuant to this Section 12.2 shall not constitute a waiver of the other party's failure to perform or observe.

         SECTION 12.3 MODIFICATION AND NON-WAIVER. No variations, modifications, or changes herein or hereof shall be binding upon any party hereto unless set forth in a writing executed by it or by a duly authorized officer or agent. No waiver by either party of any breach or default of any term, condition, or provision hereof, including without limitation the acceptance by Landlord of any Rent at any time or in any manner other than as herein provided, shall be deemed a waiver of any other or subsequent breaches or defaults of any kind, character, or description under any circumstance. No waiver of any breach or default of any term, condition, or provision hereof shall be implied from any action of any party, and any such waiver, to be effective, shall be set out in a written instrument signed by the waiving party.

         SECTION 12.4 GOVERNING LAW. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

         SECTION 12.5 NUMBER AND GENDER; CAPTIONS; REFERENCES. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and Section headings in this Lease are for convenience of reference and shall not affect the construction or interpretation of this Lease. Whenever the terms "hereof," "hereby," "herein," or words of similar import are used in this Lease, they shall be construed as referring to this Lease in its entirety rather than to a particular Section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Article" or "Section" shall be construed as referring to the indicated Article or Section of this Lease.

         SECTION 12.6 CPI. "CPI" shall mean the Consumer Price Index for All Urban Consumers, All Items (Base Year 1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics. If the 1982-84 Base Year shall no longer be used as an index of 100, the revised index which would produce results equivalent, as nearly as possible to those which would be obtained hereunder if the CPI were not so revised.

         SECTION 12.7 ESTOPPEL CERTIFICATE. Landlord and Tenant shall execute and deliver to each other, promptly upon any request therefor by the other party, a certificate addressed as indicated by the requesting party and stating: (a) whether or not this Lease is in full force and effect; (b) whether or not this Lease has been modified or amended in any respect, and submitting copies of such modifications or amendments; (c) whether or not there are any existing defaults hereunder known to the party executing the certificate, and specifying the nature thereof; (d) whether or not any particular Article, Section, or provision of this Lease has been complied with; and (e) such other matters as may be reasonably requested.

         SECTION 12.8 SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, and the basis of the bargain between the parties hereto is not destroyed or rendered ineffective thereby, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         SECTION 12.9 ATTORNEY FEES. If litigation is ever instituted by either party hereto to enforce, or to seek damages for the breach of, any provision hereof, the prevailing party therein shall be promptly reimbursed by the other party for all attorneys' fees reasonably incurred by the prevailing party in connection with such litigation, including all trial and appellate levels.

         SECTION 12.10 SURRENDER OF PREMISES; HOLDING OVER. Upon termination or the expiration of this Lease, Tenant shall peaceably quit, deliver up, and surrender the Premises. If Tenant does not surrender possession of the Premises at the end of the Term, such action shall not extend the Term, Tenant shall be a tenant at sufferance, and during such time of occupancy Tenant shall pay to Landlord, as damages, an amount equal to twice the amount of Rent that was being paid immediately prior to the end of the Term. Landlord shall not be deemed to have accepted a surrender of the Premises by Tenant, or to have extended the Term, other than by execution of a written agreement specifically so stating.

         SECTION 12.11 RELATION OF PARTIES. It is the intention of Landlord and Tenant to hereby create the relationship of landlord and tenant, and no other relationship whatsoever is hereby created. Nothing in this Lease shall be construed to make Landlord and Tenant partners or joint venturers or to render either party hereto liable for any obligation of the other.

         SECTION 12.12 FORCE MAJEURE. As used herein "FORCE MAJEURE" means the occurrence of any event whereby Landlord or Tenant shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, failure or refusal of governmental authorities or agencies to timely issue permits or approvals or conduct reviews or inspections, civil disorder, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated (financial inability excepted). If Tenant or Landlord shall be delayed, hindered, or prevented from performance of any of its obligations by reason of Force Majeure, the time for performance of such obligation shall be extended for the period of such delay. In no event shall this provision pertain to any monetary obligations set forth in this Lease including payment of Rent from Tenant to Landlord.

         SECTION 12.13 NON-MERGER. Notwithstanding the fact that fee title to the land and to the leasehold estate hereby created may, at any time, be held by the same party, there shall be no merger of the leasehold estate hereby created unless the owner thereof executes and files for record in the appropriate real property records a document expressly providing for the merger of such estates.

         SECTION 12.14 ENTIRETIES. This Lease constitutes the entire agreement of the parties hereto with respect to its subject matter, and all prior agreements with respect thereto are merged herein. Any agreements entered into between Landlord and Tenant of even date herewith are not, however, merged herein.

         SECTION 12.15 RECORDATION. Landlord and Tenant will, at the request of the other, promptly execute an instrument in recordable form constituting a short form of this Lease, which shall be filed for record in the appropriate real property records, or at the request of either party this Lease shall be so filed for record.

         SECTION 12.16 SUCCESSORS AND ASSIGNS. This Lease shall constitute a real right and covenant running with the Premises, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Whenever a reference is made herein to either party, such reference shall include the party's successors and assigns.

         SECTION 12.17 LANDLORD'S JOINDER. Landlord agrees to join with Tenant in the execution of such applications for permits and licenses from any Governmental Authority as may be reasonably necessary or appropriate to effectuate the intents and purposes of this Lease, provided that Landlord shall not incur or become liable for any obligation as a result thereof.

         SECTION 12.18 NO THIRD PARTIES BENEFITTED. Except as herein specifically and expressly otherwise provided with regard to notices and opportunities to cure defaults and certain enumerated rights granted to Permitted Mortgagees, the terms and provisions of this Lease are for the sole benefit of Landlord and Tenant, and no third party whatsoever, is intended to benefit herefrom.

         SECTION 12.19 SURVIVAL. Any terms and provisions of this Lease pertaining to rights, duties, or liabilities extending beyond the expiration or termination of this Lease shall survive the end of the Term.

         SECTION 12.20 PERPETUITIES. To the extent that the rule against perpetuities is applicable thereto, but not otherwise, the rights granted to Tenant in Article 13 hereof shall expire upon the earlier to occur of (a) the date set forth for expiration of such rights in said Article 13 or (b) the date which is 21 years after the date of death of the last to die of the following parties: the last grandchild to survive of the presently living grandchildren of George Bush, former President of the United States of America.

         SECTION 12.21 TRANSFER OF LANDLORD'S INTEREST. Subject to the terms of the Landlord's Financing, Landlord may freely transfer and/or mortgage its interest in the Premises and under this Lease from time to time and at any time, provided that any such transfer or mortgage is expressly made subject to the terms, provisions, and conditions of this Lease, including specifically but without limitation Tenant's rights under Article 13, and the transferee or mortgagee agrees to be bound by the provisions hereof (in the case of a mortgagee, such agreement being contingent upon the mortgagee actually succeeding to the Landlord's interest in the Premises and hereunder by virtue of a foreclosure or conveyance in lieu thereof).

         SECTION 12.22 TENANT'S RIGHT TO ASSIGN. Tenant may assign its rights hereunder or sublease all or a portion of the Premises with Landlord's prior written approval, which approval will not be unreasonably withheld. provided that Tenant shall remain liable for all liabilities and obligations arising under this Lease. An assignment by Tenant to an affiliate under common control as that of the herein

Tenant shall be deemed by Landlord to be approved. Tenant acknowledges that Landlord's approval may require the consent and/or joinder of Landlord's Financing Lender. Tenant further acknowledges that Landlord's approval may require the consent and/or joinder of The Seminole Tribe.

         SECTION 12.23 PAST DUE AMOUNTS. All amounts required to be paid by Tenant or Landlord under the terms and provisions of this Lease shall bear interest at the Default Rate from the date due until paid.

         SECTION 12.24 INDEPENDENT COUNSEL. Landlord and Tenant declare that each has had independent legal advice by counsel of their own selection; that each fully understands the facts and has been fully informed of all legal rights or liabilities; that after such advice or knowledge, each believes the Lease to be fair, just, reasonable and that each signs the Lease freely and voluntarily.

         SECTION 12.25 COOPERATION WITH LANDLORD'S LENDER. Tenant agrees to cooperate with any Lender utilized by Landlord relative to financing associated with this Lease and Improvements located upon the Premises, should such Lender request reasonable modifications to this Lease provided such modifications do not adversely diminish or otherwise modify the obligations of Landlord under this Lease or affect the rights of the Tenant granted under this Lease or create additional liability or obligations for Tenant beyond Tenant's current liability and obligations under this Lease.

         SECTION 12.26 RECEIPT AND ACKNOWLEDGMENT OF SEMINOLE LEASE. Tenant acknowledges receipt of a copy of the Seminole Lease together with a copy of Supplemental Agreement No. 1 and Supplement Agreement No. 2 thereto. Tenant agrees that it will not violate the terms of the Seminole Lease, as supplemented by Supplemental Agreement No. 1 and Supplement Agreement No. 2, nor take any action which will, or could result, in a default thereunder thereby jeopardizing the Landlord's lease rights therein; subject to the terms and provisions of Section 6.1 and 10.3 of this Lease.

         SECTION 12.27 FULFILLMENT OF LESSEE'S OBLIGATION UNDER THE SEMINOLE LEASE. Landlord agrees that it has not and will not violate any of the terms of the Seminole Lease, as supplemented, nor take any action which will, or could result, in a default thereunder thereby jeopardizing the Landlord's lease rights therein.

         SECTION 12.28 CERTAIN RIGHTS OF TENANT REGARDING THE SEMINOLE LEASE. The following shall be applicable with respect to the Seminole Lease:

         (a) Landlord shall deliver to Tenant copies of all notices (i) received by Landlord from any of the other parties under the Seminole Lease immediately upon receipt thereof, and (ii) sent by Landlord to any of the other parties under the Seminole Lease simultaneously with the sending of each such notice.

         (b) Simultaneously with the forwarding of each payment of rent to the Lessor under the Seminole Lease, Landlord shall deliver to Tenant a copy of each check covering each rental payment together with a copy of the correspondence forwarding each such check. Promptly after receipt by Landlord of each canceled check, Landlord shall forward a copy of same to Tenant.

         (c) If Tenant has not received a copy of any check required to be delivered to Tenant under the terms of clause (b) immediately above on or before the date the applicable rental payment is required to be made by Landlord under the Seminole Lease, Tenant may (but shall have no obligation) notify Landlord of the failure to receive such copy of such check. Should Landlord fail to forward same to Tenant within two (2) business days of receipt of notice from Tenant, Tenant shall be entitled to, but shall not have the obligation to, pay to Lessor under the Seminole Lease the then applicable rental payment. The amount of each such payment made by Tenant to Lessor under the Seminole Lease shall be offset against the immediately next occurring payments of Base Rent due under this Lease until credit for the entire amount of each such payment made by Tenant under the Seminole Lease has been credited to the payment of Base Rent under this Lease.

         (d) In addition to the right to make such direct payments to the Lessor under the Seminole Lease as set forth hereinabove, Tenant shall have the right, but not the obligation, to cure all defaults of Landlord under the Seminole Lease. All amounts expended by Tenant in connection with the curing of each such default shall be credited to the payment of Base Rent in the manner required in clause (c) immediately above.

         (e) Landlord shall not modify, amend, cancel or terminate the Seminole Lease without the prior written consent of Tenant, which consent shall not be unreasonably withheld.

                                   ARTICLE 13
                          OPTION TO PURCHASE LEASEHOLD

         SECTION 13.1     RIGHT OF FIRST REFUSAL.

         (a) If Landlord shall receive a bona fide offer to purchase the Premises (as herein defined as the Landlord's leasehold interest in the Premises and Land) during the Term, then any contract which may be entered into between Landlord and a third party purchaser shall provide that the sale shall be subject to Tenant's right of refusal set forth in this Section 13.1. If Landlord shall receive such offer or execute such contract, Landlord shall send to Tenant a true and complete copy of the executed contract and the complete terms of the offer with Landlord's certification that it will accept the offer, and Tenant shall have the option, to be exercised within thirty (30) days after receipt thereof, to make a contract with Landlord on the same terms and conditions set forth in such third party contract or offer. If Tenant, after receipt of the third party contract or the terms of the offer acceptable to Landlord, shall fail to exercise its option within the thirty (30) day period, Landlord shall have the right to conclude the proposed sale on the same terms as in the offer or contract originally forwarded to Tenant, provided the sale shall close within the timeframe set forth in the third party contract plus thirty (30) days. If the sale shall not close within said time frame plus thirty (30) days, Landlord shall repeat the procedure specified in this Section
13.1 before it can conclude any sale of the Premises.

         (b) Notwithstanding Tenant's failure to exercise its option, any sale of the Premises shall be subject to this Lease and Tenant's option to purchase the Premises and Tenant's right of first refusal shall remain in force and be binding on any party to the same extent as if said subsequent owner were Landlord herein, and said subsequent owner shall be required to do all of the things required of Landlord in this Lease prior to any such sale of the Premises.

         (c) If any third party contract or offer for the Premises shall include property other than the Premises, Tenant's right of first refusal shall, at its election, be either applicable to the entire property covered by such contract or offer, or applicable to the Premises only at a purchase price which shall be that part of the price offered by the third party, which the value of the Premises shall bear to the value of all the property included in such third party contract or offer.

         (d) Tenant's right to purchase shall not be extinguished, canceled or waived by Tenant failing to exercise its option as to any offer, contract or conveyance which is between Landlord and a related party, a nominee and his principal, or a sole shareholder and his corporation, or a corporation and its subsidiary or affiliate.

         SECTION 13.2     OPTION.

         (a) For and in consideration of the execution of this Lease and the sum of Ten Dollars ($10.00), Tenant shall have the option to purchase the Landlord's interest in the Seminole Lease at any time during the Term (including any extensions thereof), without premium or penalty for the Purchase Price determined pursuant to this Section 13.2 (the "PURCHASE PRICE"), provided Landlord is given sixty (60) days written notice of Tenant's election to purchase and provided further that Tenant is not then in default under the terms of this Lease.

                 (1) The purchase price of the Premises shall be determined by an appraisal conducted using an M.A.I. appraiser (or an appraiser having the same class of certification of an M.A.I. appraiser by the successor certification organization in the case that the designation of M.A.I. appraiser is changed or succeeded). The appraisal shall not take into consideration the Base Rent, terms or conditions of this Lease. The appraised value shall be reduced by the cost of any leasehold improvements made to the Premises by the Tenant.

                 (2) The Tenant, at its sole expense, shall obtain, and submit to the Landlord, an appraisal of the fair market value of the Premises (the "FIRST APPRAISAL") from an M.A.I. appraiser (the "FIRST APPRAISER"), and if Landlord shall accept such appraisal, then such First Appraisal shall be the Purchase Price.

                 (3) If Landlord does not accept such First Appraisal, Landlord, at the Landlord's sole expense shall obtain, and submit to the Tenant, a second appraisal of the fair market value of the Premises (the "SECOND APPRAISAL") from an M.A.I. appraiser (the "SECOND APPRAISER"). If the numerical difference between the value of the First Appraisal and the value of the Second Appraisal is less than ten percent (10%) of the appraisal with the lower value, then the two appraisal values shall be averaged and that averaged value shall be the Purchase Price.

                 (4) If the numerical difference between the value of the First Appraisal and the value of the Second Appraisal is equal to or greater than ten percent (10%) of the appraisal with the lower value, then the First Appraiser and the Second Appraiser shall choose a third M.A.I. appraiser (the "THIRD APPRAISER") who shall appraise the fair market value of the Premises (the "THIRD APPRAISAL"), and the three appraisal values shall be averaged and that averaged value shall be the Purchase Price. If the Third Appraisal is requested, the Landlord and Tenant shall each pay one-half (1/2) of the cost of such Third Appraisal.

         (b) In the event that the option herein granted shall be exercised as aforesaid, Landlord agrees to sell and Tenant agrees to purchase the Premises for the Purchase Price aforesaid and upon the following terms and conditions:

                 (1) The Premises is to be conveyed at the time full payment of the Purchase Price is made by Tenant to Landlord (hereinafter called "CLOSING DATE"), but in no event later than three (3) months from the date of receipt of Tenant's notice of election, by general warranty deed conveying to Tenant or Tenant's nominee, title to the same, subject only to (i) the matters set forth in EXHIBIT B and other matters previously approved in writing by Tenant, (ii) any matters created by Tenant, and (iii) taxes and other Impositions assessed against the Premises or any part thereof but not yet due and payable, which charges, assessments, taxes and other Impositions shall be paid by Tenant; but free and clear of any mortgages, liens or encumbrances upon Landlord's interest.

                 (2) For such assignment and conveyance Tenant is to pay the Purchase Price in cash or by certified or bank check upon the delivery of such deed.

                 (3) Full possession of the Premises is to be delivered to Tenant at the time of delivery of the deed.

                 (4) The cost and expense of preparing the deed and any other documents relating to said conveyance and recording the same including title insurance premiums, Landlord's reasonable attorney's fees and real estate transfer taxes (including documentary stamps and sur-tax, if applicable), if any, shall be paid by Tenant.

                 (5) The Rent provided for in this Lease shall be apportioned as of the Closing Date.

                 (6) The recording of a deed after the expiration of the Term of this Lease, conveying the Premises to a third party and reciting that the option in this Article has expired and has not been exercised shall be, as to all persons other than Tenant, conclusive evidence of such expiration and nonexercise.

         (c) Notwithstanding anything to the contrary contained herein Landlord may convey the Premises subject to the option herein granted; provided, however, that the Landlord has complied with the provisions of this
Section 13.2 and the party to whom the Landlord conveys the Premises assumes in writing all of Landlord's obligations under this Lease. No such conveyance shall relieve the Landlord for liability for breach of representations as set forth in Article 10 of this Lease.

         (d) It is further understood and agreed that in the event Tenant gives written notice to Landlord sixty (60) days before the Expiration Date or the end of any Renewal Term, of Tenant's intention to purchase the Premises, the Term of this Lease then shall be extended until the payment to Landlord of the Purchase Price but in no event later than three (3) months therefrom. The Purchase Price shall be paid no later than the expiration of such three (3) month extension. In the event Tenant does not consummate the purchase pursuant to the terms and conditions of this Section 13.2, then the Tenant's options as set forth in this Section13.2 shall terminate.

         (e) Landlord will, at the request of Tenant, promptly execute an instrument in recordable form, reflecting Tenant's option to purchase the Premises, and may be part of the recorded instrument referred to in Section 12.15, pursuant to this Article 13, which shall be filed for record in the appropriate real property records.

         (f) In the event that such option shall not be exercised as aforesaid, Tenant shall, within ten (10) days upon demand of Landlord, deliver to Landlord an instrument in form suitable for recording and executed and acknowledged by Tenant whereby the option and all rights hereunder shall be released and discharged.

         SECTION 13.3 SPECIFIC PERFORMANCE. It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this
Article 13 is inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of Landlord or Tenant to comply fully with each of such obligations. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

                                   ARTICLE 14
                                  ARBITRATION

         SECTION 14.1     ARBITRATION PROVISIONS.    EXCEPT AS TO TENANT'S
EXERCISE OF REASONABLE JUDGMENT PURSUANT TO SECTION 8.5 OF THIS LEASE, ANY CONTROVERSY OR CLAIM BETWEEN THE PARTES HERETO RELATING TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN THE COUNTY AND STATE WHERE THE PREMISES ARE LOCATED. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. EXCEPT AS TO TENANT'S EXERCISE OF REASONABLE JUDGMENT PURSUANT TO SECTION 8.5 OF THIS LEASE, ANY PARTY TO THIS LEASE MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS LEASE APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS. ALL STATUTES OF LIMITATIONS THAT WOULD OTHERWISE BE APPLICABLE SHALL) APPLY TO ANY DISPUTES ASSERTED IN ANY ARBITRATION PROCEEDING HEREOF. THE ARBITRATORS SHALL HAVE THE RIGHT, TO AWARD COUNSEL FEES TO ANY PARTY, TO GRANT TEMPORARY OR PERMANENT INJUNCTIVE RELIEF, AND TO REQUIRE SPECIFIC PERFORMANCE. THE PARTIES SPECIFICALLY AGREE THAT THE ARBITRATORS MAY NOT AWARD AND THE PARTIES WAIVE ANY RIGHT TO ANY EXEMPLARY OR PUNITIVE DAMAGES. THE DECISION OR AWARD IN THE ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING UPON EACH OF THE PARTIES AND JUDGMENT ON

SUCH AWARD OR DECISION MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE PARTIES BY EXECUTION OF THE LEASE AND INITIALING THIS PROVISION REPRESENT THAT THEY WERE GIVEN FULL AND COMPLETE OPPORTUNITY TO REVIEW SAME WITH COUNSEL OF THEIR CHOOSING AND THEY HAVE READ AND SIGNED SAME AS THEIR FREE AND VOLUNTARY ACT AND DEED.

                                   ARTICLE 15
                          SUBORDINATION AND ATTORNMENT

         SECTION 15.1 SUBORDINATION. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to all mortgages encumbering Landlord's interest in the Premises as permitted in the Lease (the "SUPERIOR MORTGAGE"). The provisions of this Section 15.1 shall be self-operative and no further instrument of subordination shall be required.
If any Requesting Party shall seek confirmation of such subordination, Tenant shall promptly execute and deliver, at its own cost and expense, an instrument, in recordable form, to evidence such subordination; if Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver any such instruments for and on behalf of Tenant. However, nothing herein withstanding to the contrary, the foregoing provisions shall not be effective until the Landlord shall have delivered to Tenant a Non-Disturbance Agreement, in the form required under Section 10.1, executed by each Landlord's Financing Lender and each mortgagee and holder of a Superior Mortgage.

         SECTION 15.2 ATTORNMENT. If, at any time prior to the termination of this Lease, the holder of a Superior Mortgage, or its successors or assigns, (herein collectively called the "SUPERIOR MORTGAGEE") who acquire the interest of Landlord under this Lease through foreclosure action or a transfer-in-lieu thereof, whereby the Superior Mortgagee succeeds to the rights of Landlord under this Lease through possession or foreclosure or delivery of a new lease or deed or otherwise, Tenant agrees, at the election and upon request of any such party (hereinafter called the "SUCCESSOR LANDLORD") to attorn fully and completely from time to time, and to recognize any such Successor Landlord as Tenant's landlord under this Lease upon the executory terms of this Lease. Provided Tenant is not in default under the terms of this Lease, such Successor Landlord shall agree in writing to accept Tenant's attornment. The foregoing provisions of this Section 15.2 shall inure to the benefit of any such Successor Landlord and any successor or assign of Tenant. Tenant, upon demand of any such Successor Landlord, agrees to execute any instruments to evidence and confirm the foregoing provisions of this Section 15.2, reasonably satisfactory to any such Successor Landlord, acknowledging such attornment and setting forth the terms and conditions of its tenancy.

         SECTION 15.3 RADON GAS DISCLOSURE. Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in the buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.


             EXECUTED as of the date and year first above written.



                                  "LANDLORD"

                                  KOONS DEVELOPMENT CO.,
                                  A FLORIDA GENERAL PARTNERSHIP


                                  BY: /s/  JAMES S. CARROLL
                                      ------------------------------------------
                                           NAME: JAMES S. CARROLL, TRUSTEE OF
                                           THE J. CARROLL ENTERPRISES TRUST
                                           U/AD/ AUGUST 3, 1993, GENERAL PARTNER


                                           "TENANT"


                                           KOONS FORD, INC.
                                            A FLORIDA CORPORATION


                                  BY: /s/  JAMES S. CARROLL
                                      --------------------------------------
                                           NAME: JAMES S. CARROLL
                                           TITLE:   PRESIDENT

                                LEASE AGREEMENT
                                   EXHIBIT A
                              DESCRIPTION OF LAND


SEE LEGAL DESCRIPTION ATTACHED HERETO.

                                LEASE AGREEMENT
                                   EXHIBIT B
                          EXCEPTIONS TO TITLE TO LAND

1. Easement in favor of Florida Power and Light Company recorded in Official Records Book 8920, page 63, of the Public Records of Broward County, Florida.

2. Right of Way Grant recorded in Official Records Book 20151, page 650, of the Public Records of Broward County, Florida.

3. Terms and provisions contained in lease by and between The Seminole Tribe of Florida as lessor and Koons Ford Inc., a Florida corporation as evidenced by Memorandum of Lease recorded in Official Records Book 8531, page 821, as assigned to Koons Development Company by Assignment dated March 15, 1979 and amended by Supplemental Agreement No. 2 dated October 30, 1979 and as sub-leased to Koons Ford, Inc. by instrument to be recorded in the Public Records of Broward County, Florida.